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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


   We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 30, 2001, in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Midway Airlines Corporation for the registration of $192,916,790.83 in Pass Through Certificates, Series 2000-1.


   We also consent to the incorporation by reference therein of our report dated January 30, 2001, with respect to the financial statement schedule of Midway Airlines Corporation for the years ended December 31, 2000, 1999 and 1998 included in the Annual Report (Form 10-K) for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Raleigh, North Carolina

May 11, 2001